Royalty Grant

This is notice that FuLuCai Productions Ltd. (“FLC”) is, by this notice, granting a five percent (5%) royalty (the “Royalty”) to James Durward, subject to the following terms and conditions:

The Royalty:

1.	applies to all properties to which FLC has rights;
2.	is calculated based on all revenues; and
3.	is payable annually in arrears.

Signed in Calgary, this 14th. day of April, 2010.

FuLuCai Productions Ltd.
Per:
/s/ James Durward
James Durward
President